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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in the foregoing Registration Statement on Form F-1/A of our report dated April 13, 2015, relating to the consolidated statements of financial position of New Fuel Systems Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the two years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Yours truly,

/s/ MNP LLP

MNP LLP Vancouver, BC, Canada June 5, 2015